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Exhibit 4.11

AMENDMENT NO. 1
TO THE
UNIVERSAL COMPRESSION HOLDINGS, INC.
RESTRICTED STOCK PLAN FOR EXECUTIVE OFFICERS

        WHEREAS, Universal Compression Holdings, Inc., a Delaware corporation (the "Corporation"), previously adopted the Universal Compression Holdings, Inc. Restricted Stock Plan for Executive Officers (the "Plan");

        WHEREAS, Section 9 of the Plan reserves to the Corporation the right to amend the Plan by action of its Board of Directors (the "Board"); and

        WHEREAS, the Corporation desires to amend the Plan, subject to the approval of the stockholders of the Corporation, to increase the number of shares available under the Plan and to enlarge the group of employees who are eligible to receive awards of stock granted under the Plan;

        NOW, THEREFORE, pursuant to the power of amendment reserved in Section 9 of the Plan, the Board hereby amends of the Plan, as of the date of adoption of this Amendment, as follows:

1.
The name of the Plan is hereby changed to "Universal Compression Holdings, Inc. Restricted Stock Plan."

2.
The introductory paragraph of the Plan is hereby amended to read as follows:

  The Board of Directors (the "Board") has adopted the Universal Compression Holdings, Inc. Restricted Stock Plan (the "Plan"), covering an aggregate of One Million Three Hundred and Fifty Thousand (1,350,000) shares of Common Stock, as set forth herein.

3.
Section 1 of the Plan is hereby amended in its entirety to read as follows:

          1.     PURPOSE.    The purposes of the Plan are to attract and retain for the Company and its Affiliates the best available Executive Officers and other management employees, to provide additional incentive to the Executive Officers and other management employees, to increase their interest in the Company's welfare and to promote the success of the business of the Company and its Affiliates.

4.
Section 2(i) of the Plan is hereby amended in its entirety to read as follows:

          i.      "Continuous Service" means that the Covered Employee's provision of services to the Company in any management capacity is not interrupted or terminated. Service shall not be considered interrupted or terminated for this purpose in the case of (i) any approved leave of absence, (ii) transfers of employment involving the Company or any successor, in any other management capacity, or (iii) any change in status as long as the individual remains in the service of the Company in any management capacity. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

5.
Section 2(j) of the Plan is hereby amended in its entirety to read as follows:

          j.      "Covered Employee" means an individual employed in a management position by the Corporation or a Subsidiary who is selected by the Committee to be eligible for a Restricted Stock Award under the Plan.

6.
Section 2(o) of the Plan is hereby amended in its entirety to read as follows:

          o.     "Grantee" means a Covered Employee to whom an Award has been granted under the Plan.

7.
Section 2(r) of the Plan is hereby amended in its entirety to read as follows:

          r.     "Plan" means the Universal Compression Holdings, Inc. Restricted Stock Plan, as set forth herein and as it may be amended from time to time.

8.
Section 7 of the Plan is hereby amended in its entirety to read as follows:

          7.     EFFECT OF PLAN.    Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Covered Employee any right to be granted an Award or any other rights except as may be evidenced by the Restricted Stock Agreement, or any amendment thereto, duly authorized by the Committee, and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board, the Committee or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation or other transaction involving the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding by or for the Company. Nothing contained in the Plan, Restricted Stock Agreement, or in other related documents shall confer upon any Covered Employee any right with respect to such person's Continuous Service or interfere or affect in any way with the right of the Company to terminate such person's Continuous Service at any time, with or without cause.

        IN WITNESS WHEREOF, and as evidence of the adoption of this Amendment by the Corporation, the undersigned officer, being duly authorized, has signed this Amendment this 23rd day of July, 2004.

UNIVERSAL COMPRESSION HOLDINGS, INC.
By:	/s/ J. MICHAEL ANDERSON J. Michael Anderson Senior Vice President & Chief Financial Officer

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  Exhibit 4.11
AMENDMENT NO. 1 TO THE UNIVERSAL COMPRESSION HOLDINGS, INC. RESTRICTED STOCK PLAN FOR EXECUTIVE OFFICERS